Exhibit 99.2

Dear Team:

I’d like to share some exciting news. Today we announced that Allscripts and Misys Healthcare, a subsidiary of Misys, have agreed to merge, creating a clear leader in clinical software, information and connectivity solutions. Attached is the press release announcing the transaction. You can also view a video message from me at http://w3.cantos.com/08/patrioti-803-3rcgc/.

Simply stated, this transaction “changes the game” in healthcare information technology, creating a single company with a client base of approximately 150,000 physicians who use our electronic health records and practice management solutions. As we always discuss, the promise of improving healthcare in the U.S. requires the ability to “connect” all stakeholders through the continuum of care, and today we have taken a major step towards doing just that for nearly one out of three physicians in America.

Allscripts and Misys Healthcare have highly complementary products – and with the perfect match of our leadership in the electronic health record space and Misys Healthcare’s leading market presence in practice management, we will be uniquely positioned to help physicians provide better care for patients, manage their clinics more effectively and connect to the entire continuum of care. As a combined company, we will offer a broader suite of products that meets the individual needs of various practice sizes and specialties. Together with our care management and emergency department information solutions, we will have over 700 hospitals and 6,000 post-acute facilities, including 2,000 homecare agencies, utilizing our solutions. There will be significant cross-selling opportunities. Exciting stuff.

Allscripts and Misys have a shared focus and shared values, and we strongly believe that a merger with Misys Healthcare will provide significant opportunities for employees, who will become part of a larger, even more dynamic organization that is positioned for continued growth. Our management team here at Allscripts will remain in place and run the company.

I will serve as Chief Executive Officer, and Mike Lawrie, the Chief Executive Officer of Misys, will act as the Executive Chairman of the combined company. I couldn’t be more excited to have the opportunity to team with Mike, a true leader with a shared vision of where we can take this company. Prior to Misys, Mike was the Chief Executive Officer at Siebel Systems, the international software and solutions company, and spent 27 years at IBM, where he was responsible for sales and distribution of all IBM products and services worldwide. So, clearly a great level of experience in technology and in terms of leadership.

I have already had an opportunity to meet with some of the management of Misys and they have many talented people. As we have done with our other mergers and acquisitions, over time we will select the top talent and best solutions from each organization, which will best position us for success with our clients and in the market.

It is important to realize, however, that this announcement is the first step in a process. Before our companies can merge, certain conditions, such as shareholder and regulatory approvals, must be met. Until the transaction closes, which we expect will be within the next four to six months, we must continue to operate as independent companies. During this period, I ask that you remain focused on the day-to-day tasks at hand and the high quality products and services that our customers have come to expect from us. This is absolutely critical.

More information will be coming your way shortly. At 11:00 a.m. EDT/ 10:00 a.m. CDT today, Mike and I will share with you our thoughts on this transaction and explain why we believe combining is the next logical step for both companies. We encourage you to gather in the designated locations in each of our offices to join us via webcast. If you are unable to attend, you can access the audio portion of the presentation by dialing 866-458-4086. Lastly, we will host a series of Town Hall meetings later this week to discuss the benefits this transaction will have on our future. The schedule has not yet been finalized so please keep an eye out for an e-mail with specifics on the date, location and time for each meeting.

As we’re at a very early stage in this process, we may not have all the answers yet. However, attached is a “Frequently Asked Questions” document that I hope will address your immediate questions. I also urge you to read the attached “rules of engagement,” which explain in detail how we must conduct business until the transaction closes.

Our goal as a company is to transform healthcare. No doubt about it – it will be a challenge, but one thing is clear: To get there, we can’t simply rely on what we did yesterday. We need to think beyond what we are to what we can be. In other words, to get there, we need to transform ourselves. And today we did just that.

I’m extremely proud of each of you and how far our company has come. With that said, I am even more excited about our future.

Glen Tullman

Chief Executive Officer

END

Important Additional Information and Where to Find It

This communication is being made in respect of the proposed business combination involving Allscripts Healthcare Solutions, Inc. (“Allscripts”) and Misys Healthcare Systems LLC (“MHS”), a wholly owned subsidiary of Misys plc (“Misys”). In connection with this proposed transaction, Allscripts intends to file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement, a definitive proxy statement and other related materials, and Parent intends to file a shareholder circular with the Financial Services Authority in the United Kingdom. The definitive proxy statement will be mailed to the stockholders of Allscripts, and the shareholder circular will be mailed to the shareholders of Parent. BEFORE MAKING ANY DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE DOCUMENTS AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL

CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. Investors and security holders can obtain copies of Allscripts’ materials (and all other offer documents filed with the SEC) when available, at no charge on the SEC’s website: www.sec.gov. Copies can also be obtained at no charge by directing a request for such materials to Allscripts at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654, Attention: Lee Shapiro, Secretary, or to Misys at 125 Kensington High Street, London W8 5SF, United Kingdom, Attention: Group General Counsel & Company Secretary. Investors and security holders may also read and copy any reports, statements and other information filed by Allscripts with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room. Allscripts’ directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies from the stockholders of Allscripts in favor of the proposed transaction. Information about Allscripts, its directors and its executive officers, and their ownership of Allscripts’ securities, is set forth in its proxy statement for the 2007 Annual Meeting of Stockholders of the Company, which was filed with the SEC on April 30, 2007. Additional information regarding the interests of those persons may be obtained by reading the proxy statement and other relevant materials to be filed with the SEC when they become available.